UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2017

ROSEHILL RESOURCES INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37712	47-5500436
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16200 Park Row, Suite 300

Houston, Texas, 77084

(Address of principal executive offices, including zip code)

(281) 675-3400

(Registrants’ telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒	Emerging growth company

☒	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Introductory Note

On April 27, 2017 (the “Closing Date”), Rosehill Resources Inc. (formerly known as “KLR Energy Acquisition Corp.”) (the “Company” or “KLRE”) consummated the previously announced business combination (the “Business Combination”) pursuant to that certain Business Combination Agreement (the “Business Combination Agreement”) dated as of December 20, 2016 by and between KLRE and Tema Oil and Gas Company (“Tema”). Subject to the terms of the Business Combination Agreement and the adjustments set forth therein, we acquired a portion of the equity of Rosehill Operating Company, LLC (“Rosehill Operating”), a wholly-owned subsidiary of Tema, to which Tema contributed and transferred a portion of its assets and liabilities, for (i) the contribution to Rosehill Operating by us of $35.0 million in cash (the “Cash Consideration”) and for the issuance to Rosehill Operating by us of 29,807,692 shares of our newly created Class B common stock (subject to certain adjustments as set out in the Business Combination Agreement) (which cash and shares of Class B common stock were immediately distributed by Rosehill Operating to Tema), (ii) the assumption by Rosehill Operating of $55.0 million in Tema indebtedness (the “Tema Liabilities”) and (iii) the contribution to Rosehill Operating by us of the remaining cash proceeds of our initial public offering (“IPO”). In connection with the closing of the Business Combination, (a) we issued to Rosehill Operating 4,000,000 warrants exercisable for shares of Class A common stock (the “Tema warrants”) in exchange for 4,000,000 warrants exercisable for Rosehill Operating Common Units (such class of warrants, the “Rosehill warrants”) and (b) the Tema warrants and the Cash Consideration were immediately distributed to Tema. In addition, we contributed proceeds from the issuance of 75,000 shares of 8% Series A preferred stock, common stock and 5,000,000 warrants of the Company (the “PIPE Investment”) concurrent with the Business Combination to Rosehill Operating in exchange for Rosehill Operating Series A preferred units and additional Rosehill warrants. The material provisions of the Business Combination Agreement, the Business Combination and transactions related thereto are described in KLRE’s Proxy Statement dated April 12, 2017 (the “Proxy Statement”) relating to the special meeting of KLRE’s stockholders held on April 26, 2017 (the “Special Meeting”), which is incorporated by reference herein.

In connection with the closing of the Business Combination (the “Closing”), the Company changed its name from “KLR Energy Acquisition Corp.” to “Rosehill Resources Inc.” Unless the context otherwise requires, when used in this Current Report on Form 8-K,“KLRE” refers to the registrant prior to the Closing, and “we,” “us,” “our” and the “Company” refer to the registrant and its subsidiaries following the Closing.

Item 1.01.	Entry into a Material Definitive Agreement.

Tax Receivable Agreement

On April 27, 2017, in connection with the Closing, KLRE entered into that certain Tax Receivable Agreement (the “Tax Receivable Agreement”) with Tema. The Tax Receivable Agreement generally provides for the payment by the Company to Tema of 90% of the net cash savings, if any, in U.S. federal, state and local income tax that the Company actually realizes (or is deemed to realize in certain circumstances) in periods after the Closing as a result of: (i) any tax basis increases in the assets of Rosehill Operating resulting from the distribution to Tema of the Cash Consideration, the shares of Class B common stock and the warrants and the assumption of the Tema Liabilities in connection with the Business Combination, (ii) the tax basis increases in the assets of Rosehill Operating resulting from the redemption by Rosehill Operating or the exchange by the Company, as applicable, of the membership interests in Rosehill Operating (the “Rosehill Operating Common Units”) for Class A common stock or cash, as applicable, and (iii) imputed interest deemed to be paid by the Company as a result of, and additional tax basis arising from, payments it makes under the Tax Receivable Agreement. The Tax Receivable Agreement also provides that, until 36 months from the Closing Date (the “Protection Period”), for so long as Tema beneficially holds at least 20% of the total issued and outstanding equity of Rosehill Operating (excluding Tema’s beneficial ownership of Rosehill Operating through Tema’s ownership of Class A common stock of the Company), the Company shall not cause Rosehill Operating to sell, exchange or dispose of Contributed Assets (as defined in the Business Combination Agreement) in any 12-month period during the Protection Period if, following such disposition, the cumulative aggregate amount realized (as that term is defined in Section 1001 of the Internal Revenue Code of 1986, as amended) from all dispositions of Contributed Assets during such 12-month period would be in excess of $40 million, without the consent of Tema, which consent may be granted or withheld in Tema’s sole discretion. The Company shall provide notice to Tema of any proposed disposition of Contributed Assets which would have an amount realized in excess of $20 million and the material terms of such disposition no later than 15 business days prior to the proposed disposition. Due to the uncertainty surrounding the amount and timing of future redemptions of Rosehill Operating Common Units by Tema, it is uncertain as to when payments under the Tax Receivable Agreement will commence. However, it is expected that payments will continue to be made under the Tax Receivable Agreement for 15 years after the date of the last exchange of the Rosehill Operating Common Units by Tema.

The foregoing description of the Tax Receivable Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Tax Receivable Agreement, which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

Amended and Restated Limited Liability Company Agreement of Rosehill Operating

At the Closing, KLRE and Tema entered into that certain First Amended and Restated Limited Liability Company Agreement of Rosehill Operating (the “A&R LLC Agreement”). Following the Closing, we will operate our business through Rosehill Operating and its subsidiaries. The operations of Rosehill Operating, and the rights and obligations of the holders of the Rosehill Operating Common Units, are set forth in the A&R LLC Agreement.

Appointment as Managing Member. Under the A&R LLC Agreement, we are a member and the sole managing member of Rosehill Operating. As the sole managing member, we control all of the day-to-day business affairs and decision-making of Rosehill Operating without the approval of any other member, unless otherwise stated in the A&R LLC Agreement. As such, we, through our officers and directors, are responsible for all operational and administrative decisions of Rosehill Operating and the day-to-day management of Rosehill Operating’s business.

Compensation. We are not entitled to compensation for our services as managing member. We are entitled to reimbursement by Rosehill Operating for any costs, fees or expenses incurred on behalf of Rosehill Operating (including costs of securities offerings not borne directly by members, board of directors compensation and meeting costs, cost of periodic reports to its stockholders, litigation costs and damages arising from litigation, accounting and legal costs); provided that we will not be reimbursed for any of our income tax obligations.

Distributions. The A&R LLC Agreement requires Rosehill Operating to make a corresponding cash distribution to the Company at any time a dividend is to be paid by us to the holders of our Series A Preferred Stock. The A&R LLC Agreement allows for distributions to be made by Rosehill Operating to its members on a pro rata basis in accordance with the number of Rosehill Operating Common Units owned by each member out of funds legally available therefor. We expect Rosehill Operating may make distributions out of distributable cash periodically to the extent permitted by the debt agreements of Rosehill Operating and necessary to enable us to cover our operating expenses and other obligations, as well as to make dividend payments, if any, to the holders of our Class A common stock. In addition, the A&R LLC Agreement generally requires Rosehill Operating to make pro rata distributions to its members, including us, in an amount at least sufficient to allow us to (i) pay our taxes and (ii) satisfy our obligations under the Tax Receivable Agreement.

Rosehill Operating Common Unit Redemption Right. The A&R LLC Agreement provides Tema with a redemption right, which entitles Tema to cause Rosehill Operating to redeem, from time to time, all or a portion of its Rosehill Operating Common Units (and a corresponding number of shares of Class B common stock) for, at Rosehill Operating’s option, newly-issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to the average of the volume-weighted closing price of one share of Class A common stock for the twenty trading days prior to the date Tema delivers a notice of redemption for each Rosehill Operating Common Unit redeemed (subject to customary adjustments, including for stock splits, stock dividends and reclassifications). In the event of a “Reclassification Event” (as defined in the A&R LLC Agreement), the managing member is to ensure that each Rosehill Operating Common Unit (and a corresponding share of Class B common stock) is redeemable for the same amount and type of property, securities or cash that a share of Class A common stock becomes exchangeable for or converted into as a result of such “Reclassification Event.” Upon the exercise of the redemption right, Tema will surrender its Rosehill Operating Common Units (and a corresponding number of shares of Class B common stock) to Rosehill Operating and (i) Rosehill Operating shall cancel such Rosehill Operating Common Units and issue to the Company a number of Rosehill Operating Common Units equal to the number of surrendered Rosehill Operating Common Units and (ii) the Company shall cancel the surrendered shares of Class B common stock. The A&R LLC Agreement requires that we contribute cash or shares of our Class A common stock to Rosehill Operating in exchange for the issuance to the Company described in clause (i). Rosehill Operating will then distribute such cash or shares of our Class A common stock to Tema to complete the redemption. Upon the exercise of the redemption right, we may, at our option, effect a direct exchange of cash or our Class A common stock for such Rosehill Operating Common Units in lieu of such a redemption.

Maintenance of One-to-One Ratios. The A&R LLC Agreement includes provisions intended to ensure that we at all times maintain a one-to-one ratio between (a) (i) the number of outstanding shares of Class A common stock and (ii) the number of Rosehill Operating Common Units owned by the Company (subject to certain exceptions for certain rights to purchase equity securities of the Company under a “poison pill” or similar shareholder rights plan, if any, certain convertible or exchangeable securities issued under the Company’s equity compensation plans and certain equity securities issued pursuant to the Company’s equity compensation plans (other than a stock option plan) that are restricted or have not vested thereunder) and (b) (i) the number of other outstanding equity securities of the Company (including the Series A Preferred Stock and the warrants) and (ii) the number of corresponding outstanding equity securities of Rosehill Operating. These provisions are intended to result in Tema having a voting interest in the Company that is identical to Tema’s economic interest in Rosehill Operating.

Transfer Restrictions. The A&R LLC Agreement generally does not permit transfers of Rosehill Operating Common Units by members, subject to limited exceptions. Any transferee of Rosehill Operating Common Units must, among other things, assume by written agreement all of the obligations of a transferring member with respect to the transferred units.

Dissolution. The A&R LLC Agreement provides that Rosehill Operating shall dissolve upon the earlier of the sale of all or substantially all of the assets of Rosehill Operating or upon the determination of the managing member. Upon a dissolution event, the proceeds of a liquidation will be distributed in the following order: (i) first, to pay the expenses of winding up Rosehill Operating; (ii) second, to pay debts and liabilities owed to creditors of Rosehill Operating; and (iii) third, to set up cash reserves which the managing member reasonably deems necessary for contingent or unforeseen liabilities or certain future payments and (iv) fourth, (A) to the holders of Series A preferred units pursuant to the terms of such securities and (B) then to the members pro-rata in accordance with their respective relative ownership of Rosehill Operating Common Units.

Indemnification and Fiduciary Duties. The A&R LLC Agreement provides for indemnification of the managing member, members and officers of Rosehill Operating and their respective subsidiaries or affiliates and provides that, except as otherwise provided therein, we, as the managing member of Rosehill Operating, have the same fiduciary duties to Rosehill Operating and its members as are owed to a corporation organized under Delaware law and its stockholders by its directors.

A copy of the A&R LLC Agreement is filed with this Current Report on Form 8-K as Exhibit 10.3 and is incorporated herein by reference, and the foregoing description of the A&R LLC Agreement is qualified in its entirety by reference thereto.

Gathering Agreements

At the Closing, Rosehill Operating entered into certain crude oil gathering and gas gathering agreements with Gateway Gathering and Marketing Company (“Gateway”), a wholly-owned subsidiary of Rosemore, Inc., pursuant to which Gateway will receive, gather, store, treat, and redeliver crude oil and gas production from receipt points within certain production areas located in Loving County, Texas that are exclusively dedicated by Rosehill Operating to Gateway, at certain delivery points for downstream transportation. Each gathering agreement has a term of 10 years that automatically renews on a year-to-year basis until terminated by either party pursuant to the agreements. Rosehill Operating will pay Gateway a fee for such services set forth in the gathering agreements. Gateway provided the same services to Tema in the same dedicated area before the Business Combination.

Copies of the crude oil gathering agreement and gas gathering agreement are filed with this Current Report on Form 8-K as Exhibit 10.6 and 10.7 and are incorporated herein by reference, and the foregoing descriptions of each of the crude oil gathering agreement and gas gathering agreement are qualified in their entirety by references thereto.

Indemnification Agreements

Effective as of the Closing, we entered into indemnification agreements with certain of our directors and executive officers. Each indemnification agreement provides that, subject to limited exceptions, and among other things, we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as our director or officer.

A copy of a form indemnification agreement is filed with this Current Report on Form 8-K as Exhibit 10.2 and is incorporated herein by reference, and the foregoing description of the indemnification agreements is qualified in its entirety by reference thereto.

Credit Agreement

On April 27, 2017, Rosehill Operating and PNC Bank, National Association (as lender, Administrative Agent and Issuing Bank), and each of the lenders from time to time party thereto (collectively, the “Lenders”) entered into a Credit Agreement (the “Credit Agreement”).

Pursuant to the terms and conditions of the Credit Agreement, Rosehill Operating has a revolving line of credit and a letter of credit facility of up to $250 million, subject to a borrowing base that is determined semi-annually by the Lenders based upon Rosehill Operating’s financial statements and the estimated value of its oil and gas properties, in accordance with the Lenders’ customary practices for oil and gas loans. Rosehill Operating and the Lenders may each request an additional redetermination of the borrowing base once between two successive scheduled redeterminations. The borrowing base will be automatically reduced upon the issuance or incurrence of debt under senior unsecured notes or upon Rosehill Operating’s or any of its subsidiary’s disposition of properties or liquidation of hedges in excess of certain thresholds. Amounts borrowed under the Credit Agreement may not exceed the borrowing base. Rosehill Operating’s initial borrowing base is $55 million, which may be increased with the consent of all lenders. The senior secured revolving credit facility also does not permit Rosehill Operating to borrow funds if at the time of such borrowing, Rosehill Operating is not in pro forma compliance with the financial covenants. Additionally, Rosehill Operating’s borrowing base may be reduced in connection with the subsequent redetermination of the borrowing base. The amounts outstanding under the senior secured revolving credit facility are secured by first priority liens on substantially all of Rosehill Operating’s oil and natural gas properties and associated assets and all of the stock of Rosehill Operating’s material operating subsidiaries that are guarantors of the senior secured revolving credit facility. If an event of default occurs under the senior secured revolving credit facility, PNC Bank, National Association will have the right to proceed against the pledged capital stock and take control of substantially all of Rosehill Operating and Rosehill Operating’s material operating subsidiaries that are guarantors’ assets.

Borrowings under the Credit Agreement will bear interest at a base rate plus an applicable margin ranging from 1.00% to 2.00% or at LIBOR plus an applicable margin ranging from 2.00% to 3.00%. The Credit Agreement will mature on April 27, 2022.

The Credit Agreement contains various affirmative and negative covenants. These negative covenants may limit Rosehill Operating’s ability to, among other things: incur additional indebtedness; make loans to others; make investments; enter into mergers; make or declare dividends or distributions; enter into commodity hedges exceeding a specified percentage of Rosehill Operating’s expected production; enter into interest rate hedges exceeding a specified percentage of Rosehill Operating’s outstanding indebtedness; incur liens; sell assets; and engage in certain other transactions without the prior consent of PNC Bank, National Association and/or lenders.

The Credit Agreement also requires Rosehill Operating to maintain the following financial ratios: (1) a working capital ratio, which is the ratio of consolidated current assets (including unused commitments under the Credit Agreement, but excluding non-cash assets) to consolidated current liabilities (excluding non-cash obligations, reclamation obligations to the extent classified as current liabilities and current maturities under the Credit Agreement), of not less than 1.0 to 1.0, and (2) a leverage ratio, which is the ratio of the sum of all of Rosehill Operating’s Total Funded Debt to EBITDAX (as such terms are defined in the Credit Agreement) for the four fiscal quarters then ended, of not greater than 4.00 to 1.00.

The foregoing summary of the Credit Agreement is qualified in its entirety by reference to the copy of the Credit Agreement attached hereto as Exhibit 10.8 and incorporated herein by reference.

Item 1.02.	Termination of Material Definitive Agreement.

Registration Rights Agreement

Effective as of the Closing, the parties to that certain Registration Rights Agreement (the “Prior RRA”), dated March 10, 2016, by and among KLRE, KLR Energy Sponsor, LLC (the “Sponsor”) and the other parties named therein, agreed to terminate the Prior RRA and their rights and obligations thereunder.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The disclosure set forth under “Introductory Note” above is incorporated in this Item 2.01 by reference. The material provisions of the Business Combination Agreement are described in the Proxy Statement in the section entitled “Proposal No. 1—Approval of the Business Combination,” which is incorporated by reference herein.

The Business Combination was approved by KLRE’s stockholders at the Special Meeting. At the Special Meeting, 8,858,525 shares of KLRE common stock were voted in favor of the proposal to approve the Business Combination, 1,026,003 shares of KLRE common stock were voted against that proposal, and holders of 3,826 shares abstained from voting on the proposal. In connection with the Closing, the Company redeemed a total of 5,804,404 shares of its Class A common stock pursuant to the terms of KLRE’s Charter, resulting in a total payment to redeeming stockholders of $60.5 million.

In connection with the Business Combination: we acquired a portion of the equity of Rosehill Operating, to which Tema contributed and transferred a portion of its assets and liabilities, for (i) the contribution to Rosehill Operating by us of the Cash Consideration and for the issuance to Rosehill Operating by us of 29,807,692 shares of our newly created Class B common stock (which cash and shares of Class B common stock were immediately distributed by Rosehill Operating to Tema), (ii) the assumption by Rosehill Operating of the Tema Liabilities and (iii) the contribution to Rosehill Operating by us of the remaining cash proceeds of our IPO. In connection with the closing of the Business Combination, (i) we issued to Rosehill Operating the Tema warrants in exchange for the Rosehill warrants and (ii) the Tema warrants and the Cash Consideration were immediately distributed to Tema. In addition, we contributed the net proceeds from the PIPE Investment concurrent with the Business Combination to Rosehill Operating in exchange for Rosehill Operating Series A preferred units and additional Rosehill warrants. Immediately following the completion of the Business Combination, we owned approximately 16% of Rosehill Operating’s common equity and Tema owned the remaining 84%. After giving effect to the conversion of the Series A preferred units into Rosehill Operating Common Units, we would own approximately 32% of Rosehill Operating’s common equity and Tema would own the remaining 68%.

Immediately following the completion of the Business Combination, the Company’s outstanding securities were as follows: (a) 5,856,579 shares of Class A common stock, (b) 29,807,692 shares of Class B common stock, (c) 25,594,158 warrants exercisable for 25,594,158 shares of Class A common stock and (d) 95,000 shares of Series A Preferred Stock. As of the Closing Date and following the completion of the Business Combination, Tema owned 29,807,692 Rosehill Operating Common Units exchangeable on a one-for-one basis or a cash payment equal to the average of the volume-weighted closing price of one share of Class A common stock for the 20 trading days prior to the date Tema delivers a notice of redemption for each Rosehill Operating Common Unit redeemed (subject to customary adjustments, including for stock splits, stock dividends and reclassifications). Upon the exercise of the redemption right, Tema will surrender its Rosehill Operating Common Units (and a corresponding number of shares of Class B common stock) to Rosehill Operating and (i) Rosehill Operating shall cancel such Rosehill Operating Common Units and issue to the Company a number of Rosehill Operating Common Units equal to the number of surrendered Rosehill Operating Common Units and (ii) the Company shall cancel the surrendered shares of Class B common stock. The A&R LLC Agreement requires that we contribute cash or shares of our Class A common stock to Rosehill Operating in exchange for the issuance to the Company described in clause (i). Rosehill Operating will then distribute such cash or shares of our Class A common stock to Tema to complete the redemption. Upon the exercise of the redemption right, we may, at our option, effect a direct exchange of cash or our Class A common stock for such Rosehill Operating Common Units in lieu of such a redemption.

Immediately following the completion of the Business Combination, the ownership interests of the Company’s stockholders were as follows:

•	the public stockholders own 2,380,916 shares of our Class A common stock, representing a 40.6% economic interest and a 6.7% voting interest;

•	the holders of Founder Shares (as defined below), including our Sponsor, current and former directors and officers, own 2,961,911 shares of our Class A common stock and our Sponsor owns 2,200 shares of Series A Preferred Stock , representing a 50.6% economic interest and a 8.3% voting interest;

•	Tema owns 29,807,692 shares of Class B common stock and 4,000,000 warrants exercisable for shares of Class A common stock, representing a 0% economic interest and a 83.6% voting interest;

•	Rosemore Inc. owns 750,000 warrants exercisable for shares of Class A common stock and Rosemore Holdings, Inc. owns 17,800 shares of Series A Preferred Stock, representing a 0% economic interest and 0% voting interest; and

•	the PIPE Investors own 513,752 shares of Class A common stock, 75,000 shares of Series A Preferred Stock and 5,000,000 warrants exercisable for shares of Class A common stock, representing a 8.8% economic interest and a 1.4% voting interest.

The ownership percentages with respect to the Company following the Business Combination take into account the shares of Class A common stock issued upon conversion of the Founder Shares, but do not take into account (i) warrants to purchase Class A common stock outstanding following the Business Combination, (ii) the issuance of any shares upon completion of the Business Combination under the Rosehill Resources Inc. Long Term Incentive Plan dated as of April 27 2017 (the “LTIP”) or (iii) the conversion of Series A Preferred Stock or Class B common stock into shares of Class A common stock. Share numbers and percentages may not foot due to rounding.

Prior to the Closing, KLRE was a shell company with no operations, formed as a vehicle to effect a business combination with one or more operating businesses. After the Closing, the Company became a holding company whose assets primarily consist of interests in Rosehill Operating. The following information is provided about the business of the Company reflecting the consummation of the Business Combination.

Cautionary Note Regarding Forward-Looking Statements

The Company makes forward-looking statements in this Current Report on Form 8-K. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements may include statements relating to:

•	the benefits of the Business Combination;

•	the future financial performance of the Company following the Business Combination;

•	changes in Rosehill Operating’s reserves and future operating results;

•	expansion plans and opportunities; and

•	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this Current Report on Form 8-K, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date, and the Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	declines in oil, natural gas, and NGL prices;

•	the occurrence of drilling failures, lower than expected production, and delays;

•	the inability to access capital to expand production;

•	the outcome of any legal proceedings that may be instituted against Tema or the Company following the closing of the Business Combination and transactions contemplated thereby;

•	the inability to obtain or maintain the listing of the post-combination company’s common stock on NASDAQ following the Business Combination;

•	the risk that the Business Combination disrupts current plans and operations as a result of the announcement and consummation of the transactions described herein;

•	costs related to the Business Combination;

•	changes in applicable laws or regulations;

•	the possibility that Tema or the Company may be adversely affected by other economic, business, and/or competitive factors; and

•	other risks and uncertainties set forth in the Proxy Statement in the section entitled “Risk Factors” beginning on page 46 of the Proxy Statement.

Business and Properties

The business of Rosehill Operating prior to the Business Combination is described in the Proxy Statement in the section entitled “Information About Rosehill Operating” beginning on page 212 of the Proxy Statement, which is incorporated herein by reference. The business of KLRE prior to the Business Combination is described in the Proxy Statement in the section entitled “Information About the Company” beginning on page 192 of the Proxy Statement, which is incorporated herein by reference.

Risk Factors

The risk factors related to the Company’s business and operations are described in the Proxy Statement in the section entitled “Risk Factors” beginning on page 46, which is incorporated by reference herein.

Selected Historical Financial Information of Rosehill Operating

The selected historical financial information of Rosehill Operating for the three years ended December 31, 2016 is provided in the Proxy Statement in the section entitled “Selected Historical Financial Information of Rosehill Operating” beginning on page 41, which is incorporated by reference herein.

Unaudited Pro Forma Condensed Consolidated Financial Information

The unaudited pro forma condensed consolidated financial information of KLRE as of and for the year ended December 31, 2016 is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s discussion and analysis of financial condition and results of operations of Rosehill Operating prior to the Business Combination is included in the Proxy Statement in the section entitled “Management’s

Discussion and Analysis of Financial Condition and Results of Operations of Rosehill Operating” beginning on page 242, which is incorporated by reference herein. Management’s discussion and analysis of financial condition and results of operations of KLRE prior to the Business Combination is described in the Proxy Statement in the section entitled “The Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 207, which is incorporated by reference herein.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to the Company regarding ownership of shares of common stock of the Company as of April 28, 2017:

•	each person who is the beneficial owner of more than 5% of the outstanding shares of the Company’s voting common stock;

•	each of the Company’s current officers and executive directors; and

•	all current officers and executive directors of the Company, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The percentages in the table below are based on 5,856,579 shares Class A common stock and 29,807,692 shares of Class B common stock issued and outstanding as of April 28, 2017. In calculating the percentages for a particular holder, we treated as outstanding the number of shares of Class A Common Stock issuable upon exercise of that particular holder’s warrants or conversion of that particular holder’s Series A Preferred Stock and did not assume exercise of any other holder’s warrants or conversion of any other holder’s Series A Preferred Stock.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of voting common stock beneficially owned by them.

Name and Address of Beneficial Owners (1)	Class A Stock		Class B Stock		% of Total Voting Power
	Number of Shares	%	Number of Shares	%
KLR Energy Sponsor, LLC (our Sponsor) (2)	10,076,366	76.6%	—	—	23.5%
Gary C. Hanna (3)	—	—	—	—	—
Edward Kovalik (2)	10,076,366	76.6%	—	—	23.5%
T.J. Thom	140,000	2.4%	—	—	*
Frank Rosenberg	—	—	—	—	—
William Mayer	—	—	—	—	—
Harry Quarls	—	—	—	—	—
Francis Contino	—	—	—	—	—
J.A. (Alan) Townsend	—	—	—	—	—
Brian K. Ayers	—	—	—	—	—
R. Colby Williford	—	—	—	—	—
Rosemore, Inc. (4)	36,105,518	86.0%	29,807,692	100%	86.0%
K2 Principal Fund, L.P. (5)	2,567,064	30.5	—	—	6.7%
Anchorage (6)	8,441,287	59.0	—	—	19.1%
Geode Diversified Fund (7)	2,107,704	26.5%	—	—	5.6%
All directors and executive officers as a group (10 individuals)	10,253,578	76.8%	—	—	23.7%

*	Less than one percent.
(1)	Unless otherwise noted, the business address of each of the entities or individuals set forth in the table is c/o Rosehill Resources Inc., 16200 Park Row, Suite 300, Houston, Texas 77084.
(2)

Includes 7,113,150 shares of Class A common stock issuable upon exercise of outstanding warrants and 191,304 shares of Class A common stock issuable upon conversion of shares of Series A Preferred Stock. KLR Group Investments, LLC is the managing member of our Sponsor. Mr. Kovalik is the managing member of KLR Group Holdings, LLC, which owns

100% of KLR Group Investments, LLC, which is the managing member of KLR Energy Sponsor, LLC. Our Sponsor has entered into a Shareholders’ and Registration Rights Agreement, dated as of December 20, 2016 (“the SHRRA”) with Tema and other holders. Pursuant to the SHRRA, our Sponsor and Tema have agreed to, among other things, vote their shares of common stock to elect members of the Board of Directors of the Company as set forth therein. Because of the relationship between our Sponsor and Tema as a result of the SHRRA, our Sponsor may be deemed, pursuant to Rule 13d-3 under the Act, to beneficially own the shares of common stock held by Tema. Our Sponsor disclaims beneficial ownership of the shares of common stock held by Tema.
(3)	Mr. Hanna does not beneficially own any shares of our common stock. However, Mr. Hanna has a pecuniary interest in shares of our common stock through his ownership of membership interests of KLR Energy Sponsor, LLC.
(4)	Rosemore, Inc.’s address is 1 North Charles Street, 22nd Floor, Baltimore, MD 21201. Includes: (i) 29,807,692 shares of Class B common stock convertible into Class A common stock on a one-to-one basis held by Tema, (ii) 4,000,000 warrants to purchase Class A common stock held by Tema, (iii) 750,000 warrants to purchase Class A common stock held by Rosemore, Inc. and (iv) 17,800 shares of Series A Preferred Stock held by Rosemore Holdings, Inc., a wholly owned subsidiary of Rosemore, Inc. that are convertible into 1,547,826 shares of Class A common stock. Shares held by Tema and Rosemore Holdings, Inc. may be deemed beneficially owned by Rosemore, Inc., their sole parent. Tema’s address is 1 North Charles Street, 22nd Floor, Baltimore, MD 21201, and Rosemore Holdings, Inc.’s address is 7 St. Paul Street, Suite 820, Baltimore, MD 21202. Tema has entered into the SHRRA with our Sponsor and other holders. Pursuant to the SHRRA, our Sponsor and Tema have agreed to, among other things, vote their shares of common stock to elect members of the Board of Directors of the Company as set forth therein. Because of the relationship between our Sponsor and Tema as a result of the SHRRA, Tema may be deemed, pursuant to Rule 13d 3 under the Act, to beneficially own the shares of common stock held by our Sponsor. Tema disclaims beneficial ownership of the shares of common stock held by our Sponsor.
(5)	Includes 1,165,848 shares of Class A common stock issuable upon exercise of outstanding warrants and 869,565 shares of Class A common stock issuable upon conversion of shares of Series A Preferred Stock. K2 Principal Fund, L.P.’s address is 2 Bloor St West, Suite 801, Toronto, Ontario, M4W 3E2. The reported securities are owned directly by the K2 Principal Fund, L.P. (the “Fund”), and indirectly by: K2 GenPar L.P., the general partner of the Fund (the “GP”), K2 GenPar 2009 Inc., the general partner of the GP (“GenPar 2009”), Shawn Kimel Investments Inc., which owns 100% of the equity interests in GenPar 2009 (“SKI”), and Shawn Kimel, the sole owner of SKI. SKI owns 66.5% of the equity interests of K2 & Associates Investment Management Inc. (“K2 & Associates”). K2 & Associates is the investment manager of the Fund. Shawn Kimel, through his ownership of SKI and his being president of each of SKI, the GP, GenPar2009 and K2 & Associates, controls the voting and dispositive power for all of its shares of our common stock.
(6)	Includes a total of 3,245,678 shares of Class A common stock issuable upon exercise of outstanding warrants, including 1,570,759 shares issuable to Anchorage Illiquid Opportunities V, L.P. and 1,674,919 shares issuable to AIO V AIV 3 Holdings, L.P., and a total of 4,782,607 shares of Class A common stock issuable upon conversion of shares of Series A Preferred Stock, including 2,314,521 shares issuable to Anchorage Illiquid Opportunities V, L.P. and 2,468,086 shares issuable to AIO V AIV 3 Holdings, L.P. Anchorage Capital Group, L.L.C. (“ACG”), an SEC-registered investment advisor, is the investment manager of each of Anchorage Illiquid Opportunities V, L.P. and AIO V AIV 3 Holdings, L.P. ACG’s address is 610 Broadway, 6th Floor, New York, NY 10112. Anchorage Advisors Management, L.L.C. (“AAM”) is the sole managing member of ACG. Mr. Kevin Ulrich is the Chief Executive Officer of ACG and the senior managing member of AAM. ACG, AAM and Mr. Ulrich have indirect voting or investment power with respect to each of Anchorage Illiquid Opportunities V, L.P. and AIO V AIV 3 Holdings, L.P., but each of those entities or natural persons disclaims beneficial ownership in the registrable securities owned by each of Anchorage Illiquid Opportunities V, L.P. and AIO V AIV 3 Holdings, L.P..
(7)	Includes 1,238,139 shares of Class A common stock issuable upon exercise of outstanding warrants and 869,565 shares of Class A common stock issuable upon conversion of shares of Series A Preferred Stock. Geode is a segregated account of Geode Capital Master Fund Ltd and is in the care of Geode Capital Management LP (“GCM LP”). GCM LP’s address is One Post Office Square, 20th Floor, Boston, MA 02109. GCM LP has the sole voting or investment power with respect to Geode.

Directors and Officers

The Company’s Charter provides for the classification of our board of directors into three separate classes, with each class serving a three-year term. At the Special Meeting, the stockholders elected seven directors to our board of directors, with each Class I director having a term that expires at the Company’s annual meeting of stockholders in 2018, each Class II director having a term that expires at the Company’s annual meeting of stockholders in 2019 and each Class III director having a term that expires at the Company’s annual meeting of stockholders in 2020, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death.

Our newly elected board of directors consists of each of two individuals serving as Class I directors, two individuals serving as Class II directors and three individuals serving as Class III directors. Information with respect to each of these directors is set forth in the Proxy Statement in the section entitled “Proposal No. 10 – Election of Directors to the Board of Directors” beginning on page 173, which is incorporated herein by reference.

Independence of Directors

Following the completion of the Business Combination, Tema and our Sponsor control a majority of the combined voting power of all classes of our outstanding voting stock. As a result, we qualify as a “controlled company” within the meaning of the NASDAQ corporate governance standards and may elect not to comply with certain NASDAQ corporate governance requirements, including requirements that: a majority of the board of directors consist of independent directors; the nominating and governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. We have elected to utilize these exemptions, and therefore do not have a majority of independent directors serving on our board and have individuals serving on our compensation committee and nominating and corporate governance committee that may not qualify as independent according to NASDAQ listing standards and the rules and regulations of the SEC. These independence requirements will not apply to us as long as we remain a controlled company.

The Company’s board of directors has determined that Messrs. Contino, Mayer, Quarls and Rosenberg are independent within the meaning of NASDAQ Rule 5605(a)(2).

Committees of the Board of Directors

Following the Closing, the standing committees of the Company’s board of directors consist of an audit committee (the “Audit Committee”), a compensation committee (the “Compensation Committee”) and a corporate governance and nominating committee (the “Corporate Governance and Nominating Committee”). Each of the committees reports to the board of directors.

The composition, duties and responsibilities of these committees are set forth below.

Audit Committee

The principal functions of the Company’s Audit Committee are detailed in the Company’s Audit Committee charter, which is available on the Company’s website, and include:

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•	pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•	reviewing and discussing with the independent auditors all relationships the auditors have with the Company in order to evaluate their continued independence;

•	setting clear hiring policies for employees or former employees of the independent auditors;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•	obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•	reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Under the NASDAQ listing standards and applicable SEC rules, the Company is required to have at least three members of the Audit Committee, all of whom must be independent. Following the Closing, our Audit Committee consists of Messrs. Contino, Mayer and Quarls, with Mr. Contino serving as the Chair. We believe that Messrs. Contino, Mayer and Quarls qualify as independent directors according to the rules and regulations of the SEC with respect to audit committee membership. We also believe that Mr. Contino qualifies as our “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K.

Compensation Committee

The principal functions of the Company’s Compensation Committee are detailed in the Company’s Compensation Committee charter, which is available on the Company’s website, and include:

•	reviewing and approving on an annual basis the corporate goals and objectives relevant to the Company’s Chief Executive Officer’s compensation, evaluating its Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of its Chief Executive Officer based on such evaluation;

•	reviewing and approving on an annual basis the compensation of all of the Company’s other officers;

•	reviewing on an annual basis the Company’s executive compensation policies and plans;

•	implementing and administering the Company’s incentive compensation equity-based remuneration plans;

•	assisting management in complying with the Company’s proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for the Company’s officers and employees;

•	if required, producing a report on executive compensation to be included in the Company’s annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Following the Closing, our Compensation Committee consists of Messrs. Mayer, Quarls, Rosenberg and Kovalik, with Mr. Mayer serving as the Chair.

Nominating and Governance Committee

The principal functions of the Company’s Nominating and Governance Committee are detailed in the Company’s Corporate Governance and Nominating Committee charter, which is available on the Company’s website, and include:

•	identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

•	overseeing the organization of our board of directors to discharge the board’s duties and responsibilities properly and efficiently;

•	identifying best practices and recommending corporate governance principles; and

•	developing and recommending to our board of directors a set of corporate governance guidelines and principles applicable to us.

The Nominating and Governance Committee also develops and recommends to the board of directors corporate governance principles and practices and assists in implementing them, including conducting a regular review of our corporate governance principles and practices. The Nominating and Governance Committee oversees the annual performance evaluation of the board of directors and the committees of the board of directors and makes a report to the board of directors on succession planning.

Following the Closing, our Nominating and Governance Committee consists of Messrs. Rosenberg, Contino and Kovalik, with Mr. Rosenberg serving as the Chair.

Indemnification of Directors and Executive Officers

Information about the indemnification of the Company’s directors and executive officers is set forth in the Proxy Statement in the section entitled “Limitation on Liability and Indemnification of Officers and Directors” beginning on page 204, which is incorporated herein by reference. The description of the Indemnification Agreements under Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Executive Officer and Director Compensation

Rosehill Operating

The compensation of Rosehill Operating’s named executive officers and directors before the consummation of the Business Combination is set forth in the Proxy Statement in the section entitled “Executive Compensation—Rosehill Operating” beginning on page 239, which is incorporated herein by reference.

Post-Closing Compensation of Executive Officers and Directors

In connection with the Closing, Rosehill Operating entered into employment agreements with certain of our executive officers (the “Employment Agreements”) setting forth the terms and conditions of their employment. The Employment Agreements provide for a two-year initial term beginning on the Closing Date, which initial term is automatically extended for successive, additional one-year periods, unless either the applicable executive or Rosehill Operating provides 30 days’ prior written notice that no such automatic extension will occur. The Employment Agreements provide for an annualized base salary and a discretionary annual bonus based on performance targets determined annually by the Compensation Committee. The Employment Agreements also provide that the applicable executives will be eligible to receive annual awards under the LTIP on the terms and conditions determined by the Compensation Committee from time to time. While employed under the Employment Agreements, the executives are eligible for certain additional benefits, including reimbursement of reasonable business expenses, paid vacation, and participation in Rosehill Operating’s benefit plans, programs or arrangements.

The Employment Agreements provide for potential severance benefits in connection with certain terminations of employment. Generally, the Employment Agreements provide that, upon a resignation by the applicable executive for “good reason” or upon a termination by Rosehill Operating without “cause” (including upon the expiration of the then-existing initial term or renewal term, as applicable, due to non-renewal by Rosehill Operating), then, subject to the applicable executive’s execution and non-revocation of a release within the time provided to do so, the applicable executive will be eligible to receive a severance payment in an amount equal to 12 months’ worth of the applicable executive’s base salary for the year in which such termination occurs, payable in a lump sum following such termination.

The Employment Agreements also contain certain restrictive covenants, including provisions that create restrictions, with certain limitations, on the applicable executive competing with the Company and its affiliates, soliciting any customers, or soliciting or hiring Company employees or inducing them to terminate their employment. These restrictions are intended to generally apply during the term of the executives’ employment with Rosehill Operating and for the one-year period following termination of employment.

Post-Closing Compensation of Non-Employee Directors

In connection with the Closing, the Company adopted a compensation policy for our non-employee directors (the “Non-Employee Director Compensation Policy”). Our non-employee directors are entitled to receive compensation for services they provide to us consisting of retainers, fees and equity compensation as described below. Each non-employee director will be eligible to receive the following for each complete calendar year pursuant to the Non-Employee Director Compensation Policy:

•	an annual retainer fee of $75,000 per year;

•	an additional $50,000 per year for the Chairman of the board of directors;

•	an additional retainer of $20,000 per year for the non-employee director serving as Chair of the Audit Committee;

•	an additional retainer of $15,000 per year for the non-employee director serving as Chair of the Compensation Committee; and

•	an additional retainer of $10,000 per year for the non-employee director serving as Chair of the Corporate Governance and Nominating Committee.

All retainers are paid in cash on a quarterly basis in arrears. In addition, each director is reimbursed for: (1) travel and miscellaneous expenses to attend meetings and activities of the board of directors or its committees and (2) travel and miscellaneous expenses related to his or her participation in general education and orientation programs for directors.

In addition to cash compensation, the Company’s non-employee directors will receive annual equity-based compensation consisting of restricted stock awards with an aggregate grant date value equal to $140,000. The forfeiture restrictions applicable to the restricted stock awards generally lapse on the one-year anniversary of the date of grant of such awards. The restricted stock awards granted to the Company’s non-employee directors are subject to the terms and conditions of the LTIP and the award agreements pursuant to which such awards are granted.

On April 27, 2017, the stockholders of the Company approved the LTIP. The description of the LTIP set forth in the Proxy Statement section entitled “Proposal No. 12—The Incentive Plan Proposal” beginning on page 178 is incorporated herein by reference. A copy of the full text of the LTIP is filed as Exhibit 10.4 to this Current Report on Form 8-K and is incorporated herein by reference. Following the consummation of the Business Combination, we expect that our board of directors or our Compensation Committee will make grants of awards under the LTIP to certain key management employees, including each of our current named executive officers.

Certain Relationships and Related Party Transactions

Founder Shares

In November 2015, pursuant to that certain Securities Subscription Agreement, dated as of November 20, 2015, our Sponsor purchased 4,312,500 shares of common stock (such, stock, the “Founder Shares”), for $25,000, or approximately $0.006 per share. The Founder Shares are identical to the common stock included in the units sold in the IPO except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below. In December 2015 and February and March 2016, our Sponsor returned to us, at no cost, an aggregate of 1,972,500 Founder Shares, which we cancelled. In January 2016, our Sponsor transferred 150,000 shares to Ms. Thom, 50,000 shares to Mr. Dow, and 10,000 shares to Messrs. Abbas, Buckner and York. In March 2016, Mr. Dow and Ms. Thom returned to us, at no cost, 10,000 and 30,000 Founder Shares, respectively, which we cancelled. Also in March 2016, the Sponsor forfeited an aggregate of 253,670 Founder Shares at no cost upon receiving the underwriters’ notice of only a partial exercise of their over-allotment option in connection with the IPO. All of the Founder Shares forfeited were cancelled by the Company. The 2,046,330 remaining Founder Shares represented 20.0% of the outstanding shares upon the completion of the IPO.

On April 28, 2017, all of the outstanding Founder Shares were automatically converted into 3,475,663 shares of Class A common stock in connection with the Closing. As used herein, unless the context otherwise requires, “Founder Shares” are deemed to include the shares of Class A common stock issued upon conversion thereof.

Subject to certain limited exceptions, 50% of the Founder Shares will not be transferred, assigned or sold until the earlier of (i) one year after the date of the consummation of Business Combination or (ii) the date on which the closing price of our common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing 150 days after the Business Combination and pursuant to the transfer restrictions agreed upon by our Sponsor at the time of our IPO, the remaining 50% of the Founder Shares will not be transferred, assigned or sold until six months after the date of the consummation of the Business Combination, or earlier, in either case, if, subsequent to the Business Combination, we consummate a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of our shareholders having the right to exchange their common stock for cash, securities or other property, which we refer to as the “Lock-Up Period.”

Private Placement Warrants

Simultaneously with the closing of the IPO, the Company consummated the private placement of 8,310,000 warrants at a price of $0.75 per warrant, of which 7,776,667 private placement warrants were sold to our Sponsor, and 533,333 private placement warrants were sold to EarlyBirdCapital, Inc. (“EBC”), the representative of the underwriters in the IPO, and its designees, generating gross proceeds of approximately $6.2 million.

On March 21, 2016, simultaneously with the exercise of the over-allotment, the Company consummated the private placement of an additional 98,838 private placement warrants to the Sponsor and EBC and its designees, among which 86,483 private placement warrants were purchased by the Sponsor and 12,355 private placement warrants were purchased by EBC and its designees, generating gross proceeds of approximately $74,000. The purchase price of the private placement warrants was added to the proceeds from the IPO to be held in the Trust Account pending completion of the Business Combination. Each private placement warrant entitles the holder to purchase one share of our Class A common stock at $11.50 per share.

The private placement warrants (including the Class A common stock issuable upon exercise of the private placement warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by our Sponsor until 30 days after the completion of the Business Combination and they will be non-redeemable so long as they are held by our Sponsor or its permitted transferees. Our Sponsor agreed to additional transfer restrictions relating to its common stock in connection with its entry into the SHRRA. If the private placement warrants are held by someone other than our Sponsor or its permitted transferees, the private placement warrants will be redeemable by the Company and exercisable by such holders on the same basis as the public warrants included in the units being sold in the IPO. Otherwise, the private placement warrants have terms and provisions that are identical to those of the public warrants sold as part of the units issued in the IPO.

Series A Preferred Stock

Pursuant to a side letter entered into among Rosemore, Inc., our Sponsor and the Company, on the Closing Date, the Company sold 2,200 shares of Series A Preferred Stock to our Sponsor and 17,800 shares of Series A Preferred Stock to Rosemore Holdings, Inc. for total consideration of $20.0 million. Under the terms of the Side Letter, certain shares of Class A Common Stock held by the Sponsor may be reallocated to Rosemore, Inc. on the second anniversary of the Closing Date as a result of (i) certain acquisition activities undertaken by the Company as of certain times of determination and (ii) the volume weighted average trading price of the Company’s Class A Common Stock as of certain times of determination. The information set forth under “Item 1.01. Entry Into a Material Definitive Agreement—The Business Combination Agreement and Side Letter—Stockholder Redemptions” of KLRE’s Current Report on Form 8-K filed with the SEC on December 20, 2016 is incorporated herein by reference.

Shareholders’ and Registration Rights Agreement

The holders of the Founder Shares and private placement warrants hold registration rights to require the Company to register the sale of any of the securities held by them pursuant to a registration rights agreement. The holders of these securities, including Anchorage, are entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders, including Anchorage, have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the costs and expenses of filing any such registration statements. The SHRRA governs the rights and obligations of our Sponsors and Anchorage with respect to the Company following the closing of the Business Combination.

Tax Receivable Agreement

At the Closing, the Company entered into the Tax Receivable Agreement with Tema. The description of the Tax Receivable Agreement included in Item 1.01 in this Current Report on Form 8-K is incorporated by reference herein.

Amended and Restated Limited Liability Company Agreement of Rosehill Operating

At the Closing, the Company and Tema entered into the A&R LLC Agreement. The description of the A&R LLC Agreement included in Item 1.01 in this Current Report on Form 8-K is incorporated by reference herein.

Gathering Agreements

At the Closing, Rosehill Operating entered into certain crude oil gathering and gas gathering agreements with Gateway, a whole-owned subsidiary of Rosemore, Inc. The description of the Gathering Agreements included in Item 1.01 in this Current Report on Form 8-K is incorporated by reference herein.

Other Related Party Transactions

Our Sponsor and its affiliates loaned the Company $275,000 in the aggregate by the issuance of unsecured promissory notes, which we refer to as the “Notes”, for $275,000 to cover expenses related to the IPO. These Notes were non-interest bearing and payable on the completion of the IPO. In October 2016, the sponsor provided a commitment to loan KLRE up to an additional $100,000 for working capital purposes. On March 1, 2017, KLRE borrowed the full amount under this commitment.

If any of our executive officers or directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has then current fiduciary or contractual obligations, he or she may be required to present such business combination opportunity to such entity prior to presenting such business combination opportunity to us. Our executive officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to us.

Prior to the completion of the Business Combination, KLR Group Holdings, LLC (“KLR Group”), an affiliate of our Sponsor, provided, at no cost to KLRE, office space and general administrative services.

Pursuant to an employment agreement entered into between us and Ms. Thom, we paid Ms. Thom an annualized salary of $200,000 from the consummation of the IPO through December 31, 2016. In lieu of any salary in 2017, Ms. Thom is eligible to receive a bonus equal to the amount of salary she would have received from January 1, 2017 through the date of our initial business combination, or approximately $65,000. We have historically reimbursed an affiliate of our Sponsor for certain expenses incurred in connection with the employment of Mr. Hanna and Ms. Thom, including employment related taxes (to be paid in connection with Ms. Thom’s annual salary and bonus) and health benefits.

Our Sponsor, executive officers and directors, or any of their respective affiliates, have historically been reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that are made to our Sponsor, executive officers, directors or our or their affiliates and determines which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

In connection with the consummation of the Business Combination, or thereafter, we may retain KLR Group to provide certain financial advisory, underwriting, capital raising, and other services for which they may receive fees upon consummation of such business combination or thereafter. The amount of fees we pay to KLR Group will be based upon the prevailing market for similar services rendered by comparable investment banks for such transactions at such time, and will be subject to the review of our audit committee pursuant to the audit committee’s policies and procedures relating to transactions that may present conflicts of interest.

In October 2016, we entered into an agreement with a placement agent and KLR Group in connection with the PIPE Investment. As compensation for the services, we paid the placement agent and KLR Group a cash fee equal to 5.5% of the aggregate gross proceeds of the PIPE Investment (or $4.125 million). Such fee has been split 50-50 among the placement agent and KLR Group.

At the time of our initial public offering, we engaged EBC as an advisor in connection with our business combination. We agreed to pay EBC a cash fee for such services upon the consummation of our initial business combination in an amount equal to $2,800,000 (exclusive of any applicable finders’ fees which might become payable). Of such amount, we were allowed to allocate 1% of the gross proceeds of our initial public offering to other firms that assisted us with our initial business combination, and in connection with the closing of the Business Combination, we allocated $818,530 to KLR Group in consideration of its role in assisting us with our initial business combination.

Legal Proceedings

Information about legal proceedings of Rosehill Operating is set forth in the Proxy Statement in the section entitled “Information About Rosehill Operating—Legal Proceedings” beginning on page 237, which is incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

KLRE

Our units, each of which consists of one share of our Class A common stock, par value $0.0001 per share, and one warrant to purchase one share of our Class A common stock at $11.50 per share, began trading on NASDAQ under the symbol “KLREU” on March 11, 2016. On March 28, 2016, we announced that holders of our units could elect to separately trade the shares of Class A common stock and the warrants included in the units. Those units not separated continued to trade on the NASDAQ under the symbol “KLREU,” and each of the shares and warrants traded separately on the NASDAQ under the symbols “KLRE” and “KLREW,” respectively. Warrants may be exercised only for a whole number of shares of Class A common stock. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A common stock to be issued to the warrant holder.

The following table sets forth, for the calendar quarter indicated, the high and low sales prices per unit, Class A common stock and warrants as reported on NASDAQ for the periods presented.

	Units (KLREU)		Class A Common Stock (KLRE)		Warrants (KLREW)
	High	Low	High	Low	High	Low
Fiscal 2016:
Quarter ended 3/31/2016(1)	$10.10	$9.96	$9.95	$9.95	$0.30	$0.17
Quarter ended 6/30/2016	$10.32	$9.99	$10.15	$9.90	$0.25	$0.14
Quarter ended 9/30/2016	$10.50	$10.10	$10.15	$9.91	$0.59	$0.17
Quarter ended 12/31/2016	$12.55	$10.41	$10.50	$10.10	$1.75	$0.36
Fiscal 2017:
Quarter ended 3/31/2017	$13.20	$11.20	$10.65	$10.19	$1.71	$1.05
Quarter ended 6/30/2017(2)	$12.75	$11.46	$11.69	$9.98	$2.00	$1.11

(1)	Beginning on March 11, 2016 with respect to KLREU and March 31, 2016 with respect to KLRE and KLREW.
(2)	Through April 28, 2017.

On December 19, 2016, the trading date before the public announcement of the Business Combination, KLRE’s units, Class A common stock and warrants closed at $10.59, $10.15 and $0.45, respectively.

KLRE has not paid any cash dividends on its common stock to date. The Company’s board of directors is considering whether or not to institute a dividend policy. It is the present intention of the Company to retain any earnings for use in its business operations and, accordingly, the Company does not anticipate the board of directors declaring any dividends in the foreseeable future.

As of the Closing Date, there were 10 holders of record of the Company’s Class A common stock.

In connection with the Closing, the Company’s trading symbol for its Class A common stock was changed to “ROSE,” the trading symbol for its warrants was changed to “ROSEW” and the trading symbol for its units was changed to “ROSEU.”

Rosehill Operating

Historical market price information regarding Rosehill Operating is not provided because there is no public market for Rosehill Operating’s units. Rosehill Operating has not made any cash distributions on its units to date.

Recent Sales of Unregistered Securities

Information about unregistered sales of KLRE’s equity securities is set forth in “Part II, Item 15. Recent Sales of Unregistered Securities” of Amendment No. 3 to KLRE’s Registration Statement on Form S-1 (File No. 333-209041) filed with the SEC on March 7, 2016.

Private Placements

On the Closing Date, KLRE completed the sale of an aggregate of 75,000 shares of Series A Preferred Stock and 5,000,000 warrants to Anchorage Illiquid Opportunities V, L.P. and AIO AIV 3 Holdings, L.P. (together, “Anchorage”), Geode Diversified Fund (“Geode”) and The K2 Principal Fund, L.P. (“K2,” and together with Anchorage and Geode, the “PIPE Investors”), for gross proceeds to the Company of $75.0 million (the “PIPE Investment”), which proceeds were contributed to Rosehill Operating in exchange for Rosehill Operating Series A preferred units and additional Rosehill warrants. The Series A Preferred Stock and warrants sold in the PIPE Investment were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The information set forth under “Item 1.01. Entry Into a Material Definitive Agreement—Subscription Agreements” of KLRE’s Current Report on Form 8-K filed with the SEC on December 20, 2016 is incorporated herein by reference.

Class B Common Stock and Warrant Issuance

On the Closing Date, the Company issued 29,807,692 shares of Class B common stock and 4,000,000 warrants to Rosehill Operating in connection with the Business Combination. These issuances were made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. Descriptions of the rights, preferences and privileges of the Class B Common Stock and the warrants are set forth under “—Description of the Company’s Securities—Class B Common Stock” and “—Warrants,” respectively, below.

Side Letter

On the Closing Date, the Company sold 2,200 shares of Series A Preferred Stock to our Sponsor and 17,800 shares of Series A Preferred Stock to Rosemore Holdings, Inc., an affiliate of Rosemore, Inc., pursuant to the Side Letter entered into among Rosemore, Inc., our Sponsor and the Company. These issuances were made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. The information set forth under “Item 1.01. Entry Into a Material Definitive Agreement—The Business Combination Agreement and Side Letter—Stockholder Redemptions” of KLRE’s Current Report on Form 8-K filed with the SEC on December 20, 2016 is incorporated herein by reference.

Description of the Company’s Securities

The Company has authorized 95,000,000 shares of Class A common stock, $0.0001 par value per share, 30,000,000 shares of Class B common stock, $0.0001 par value per share, 6,000,000 shares of Class F common stock, $0.0001 par value per share and 1,000,000 shares of preferred stock, par value $0.0001 per share. As of the Closing Date, there were: (a) 10 holders of record of Class A common stock and 5,856,579 shares of Class A common stock outstanding; (b) 1 holder of record of Class B common stock and 29,807,692 shares of Class B common stock outstanding; (c) 6 holders of record of Series A Preferred Stock and 95,000 shares of Series A Preferred Stock outstanding and (d) 9 holders of the Company’s warrants and 25,594,158 warrants outstanding. The number of shares of Class A Common Stock and warrants outstanding include 208,453 outstanding units, each consisting of one share of Class A Common Stock and one warrant.

Class A Common Stock

The Charter provides that after the Closing, the Class A common stock has identical rights, powers, preferences and privileges to Class A common stock prior to the Business Combination.

Class B Common Stock

In connection with the Business Combination, KLRE issued 29,807,692 shares of Class B common stock with a par value of $0.0001 per share. Shares of Class B common stock may be issued only to Tema, their respective successors and assigns, as well as any permitted transferees of Tema. A holder of Class B common stock may transfer shares of Class B common stock to any transferee (other than KLRE) only if, and only to the extent permitted by the A&R LLC Agreement, such holder also simultaneously transfers an equal number of such holder’s Rosehill Operating Common Units to such transferee in compliance with the A&R LLC Agreement. Holders of our

Class B common stock will vote together as a single class with holders of our Class A common stock on all matters properly submitted to a vote of the stockholders. In addition, the holders of Class B common stock, voting as a separate class, will be entitled to approve any amendment, alteration or repeal of any provision of our proposed certificate that would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B common stock. Holders of Class B common stock will not be entitled to any dividends from KLRE and will not be entitled to receive any of our assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs.

Tema generally has the right to cause Rosehill Operating to redeem all or a portion of its Rosehill Operating Common Units in exchange for shares of our Class A common stock or, at Rosehill Operating’s option, an equivalent amount of cash; provided that we may, at our option, effect a direct exchange of cash or Class A common stock for such Rosehill Operating Common Units in lieu of such a redemption. Upon the future redemption or exchange of Rosehill Operating Common Units held by Tema, a corresponding number of shares of Class B common stock will be cancelled. Our certificate requires us to maintain a one-to-one ratio between the number of outstanding shares of our Class B common stock and the number of Rosehill Operating Common Units owned by Tema. This construct is intended to result in Tema having a voting interest in KLRE that is identical to Tema’s percentage economic interest in Rosehill Operating. For more information on the redemption and exchange rights related to the Class B Common Stock and Rosehill Operating Common Units, see the section of the Proxy Statement entitled “Proposal No. 1—Approval of the Business Combination—Related Agreements—Amended and Restated Limited Liability Company Agreement of Rosehill Operating,” which is incorporated by reference herein.

Preferred Stock

Our Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management.

8.0% Series A Cumulative Perpetual Preferred Stock

At the Closing KLRE issued 75,000 shares of 8.0% Series A Cumulative Perpetual Preferred Stock (the “Series A Preferred Stock”) pursuant to the PIPE Investment and 20,000 shares of Series A Preferred Stock pursuant to the Side Letter. Pursuant to the Certificate of Designations (as defined below), holders of Series A Preferred Stock are entitled to receive, when, as and if declared by our board of directors, cumulative dividends, payable in cash, Series A Preferred Stock, or a combination thereof, in each case, at the sole discretion of the Company, at an annual rate of 8% on the $1,000 liquidation preference per share of the Series A Preferred Stock, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, beginning on July 15, 2017.

Each share of Series A Preferred Stock has a liquidation preference of $1,000 per share and is convertible, at the holder’s option at any time, initially into 86.9565 shares of our Class A common stock (which is equivalent to an initial conversion price of approximately $11.50 per share of Class A common stock), subject to specified adjustments and limitations as set forth in the Certificate of Designations. Under certain circumstances, we will increase the conversion rate upon a “fundamental change” as described in the Certificate of Designations. Based on the initial conversion rate, 8,260,867 shares of the Company’s Class A common stock would be issuable upon conversion of all of the Series A Preferred Stock.

At any time on or after the second anniversary of the Closing Date, we may, at our option, give notice of our election to cause all outstanding shares of Series A Preferred Stock to be automatically converted into shares of our Class A common stock at the conversion rate, if the closing sale price of our Class A common stock equals or exceeds 120% of the conversion price for at least 20 trading days in a period of 30 consecutive trading days, as described in the Certificate of Designations. However, in any 30-day period, we may not convert a number of shares of Series A Preferred Stock in excess of the number of shares of Series A Preferred Stock which would convert into 15% of the number of shares of Class A common stock traded on NASDAQ in the preceding calendar month.

Except as required by law or the Charter, which includes the Certificate of Designations, the holders of Series A Preferred Stock have no voting rights (other than with respect to certain matters regarding the Series A Preferred Stock or when dividends payable on the Series A Preferred Stock have not been paid for an aggregate of six or more quarterly dividend periods, whether or not consecutive, as provided in the Certificate of Designations).

Upon our voluntary or involuntary liquidation, winding-up or dissolution, each holder of Series A Preferred Stock will be entitled to receive a liquidation preference in the amount of $1,000 per share of Series A Preferred Stock, plus an amount equal to accrued and unpaid dividends on the shares to but excluding the date fixed for liquidation, winding-up or dissolution, to be paid out of our assets legally available for distribution to our stockholders, after satisfaction of liabilities to our creditors and distributions to holders of shares of senior stock and before any payment or distribution is made to holders of junior stock (including our Class A common stock).

The terms, rights, obligations and preferences of the Series A Preferred Stock are set forth in that certain Certificate of Designations of Series A Preferred Stock (the “Certificate of Designations”) filed with the Secretary of State of the State of Delaware on April 27, 2017. A copy of the Certificate of Designations is attached as Exhibit 3.2 to this Current Report on Form 8-K and is incorporated herein by reference, and the foregoing description of the Series A Preferred Stock is qualified in its entirety by reference thereto.

Founder Shares

The Founder Shares are identical to the shares of Class A common stock, and holders of Founder Shares have the same stockholder rights as public stockholders, except that (i) the Founder Shares are subject to certain transfer restrictions, as described in more detail below, (ii) our initial stockholders entered into a letter agreement with us, pursuant to which they agreed to waive certain rights in connection with the completion or non-completion of the Business Combination and (iii) the Founder Shares were automatically converted into shares of our Class A common stock at the Closing on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights, as described herein.

At the time of our Business Combination, our shares of Class F common stock automatically converted into 3,475,663 shares of Class A common stock and there were no shares of Class F common stock outstanding. The shares of Class A common stock issued upon conversion of the Class F common stock remain subject to the transfer restrictions on the Class F common stock.

Pursuant to the transfer restrictions agreed upon by our Sponsor at the time of our IPO, 50% of the Founder Shares will not be transferred, assigned or sold until the earlier of (i) one year after the date of the consummation of the Business Combination or (ii) the date on which the closing price of our common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing 150 days after the Business Combination and pursuant to the transfer restrictions agreed upon by our Sponsor at the time of our IPO, the remaining 50% of the Founder Shares will not be transferred, assigned or sold until six months after the date of the consummation of the Business Combination, or earlier, in either case, if, subsequent to the Business Combination, we consummate a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of our shareholders having the right to exchange their common stock for cash, securities or other property.

Additionally, our Sponsor and Rosemore, Inc. have agreed to additional transfer restrictions pursuant to the terms of the SHRRA, which include restrictions on the transfer of (i) 33% of their common stock through the first anniversary the Closing Date and (ii) 67% of their common stock through the second anniversary of the Closing Date, provided that sales of common stock above $18.00 per share (or, in connection with underwritten offerings by our Sponsor and Tema and subject to certain conditions, at a price reasonably expected to equal or exceed $18.00 per share and in any case equal to or in excess of $16.00 per share) will be permitted between the first and second anniversaries of the Closing Date.

Warrants

Public Stockholders’ Warrants

Each of our warrants entitles the registered holder to purchase one share of our Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

No warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, unless an exemption is available. In the event that the conditions in the immediately preceding sentence is not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless, in which case, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A common stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than 30 days after the closing of the Business Combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants. We will use our best efforts to cause the same to become effective no later than 90 days after the closing of our initial business combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, if a registration statement covering the shares of Class A common stock issuable upon exercise of the public warrants is not effective within 90 days following the consummation of our initial business combination, public warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the shares of Class A common stock for the 10 trading days ending on the day prior to the date of exercise. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis.

Once the warrants become exercisable, the Company may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•	if, and only if, the reported last sale price of the Class A common stock equals or exceeds $21.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date we send to the notice of redemption to the warrant holders; provided there is an effective registration statement with respect to the shares of Class A common stock underlying such warrants and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $21.00 redemption trigger price as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If we call our warrants for redemption and our management does not take advantage of this option, our Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such shares of Class A common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A common stock in connection with the Business Combination or any initial business combination, (d) as a result of the repurchase of shares of Class A common stock by the company if the Business Combination or any initial business combination is presented to the stockholders of the company for approval, or (e) in connection with the redemption of our public shares upon our failure to complete the Business Combination or any initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of outstanding shares of our Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by stockholders of the Company as provided for in the Company’s Charter or as a result of the repurchase of shares of Class A common stock by the company if a proposed initial business combination is presented to the stockholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Class A common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrants may be exercised only for a whole number of shares of Class A common stock. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A common stock to be issued to the warrant holder.

The public warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. The information set forth in Exhibit 4.1 to KLRE’s Current Report on Form 8-K filed with the SEC on March 16, 2016 is incorporated herein by reference.

Private Placement Warrants

The private placement warrants (including the Class A common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination and they will not be redeemable by us and will be exercisable on a cashless basis so long as they are held by the initial holders or their permitted transferees. Our Sponsor agreed to additional transfer restrictions relating to its common stock in connection with its entry into the SHRRA, which is described in the Proxy Statement in the section entitled “Proposal No. 1—Approval of the Business Combination—Related Agreements—Shareholders’ and Registration Rights Agreement.” Otherwise, the private placement warrants have terms and provisions that are identical to those of the warrants sold as part of the units in our IPO. If the private placement warrants are held by holders other than the initial holders or their permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units being sold in our IPO.

If holders of the private placement warrants elect to exercise them on a cashless basis, they will pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we agreed that these warrants will be exercisable on a cashless basis so long as they are held by our Sponsor and permitted transferees is because it was not known at the time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of Class A common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities.

Warrants Issued in Connection with Business Combination

In connection with the Closing, we issued 5,000,000 warrants to PIPE Investors and 4,000,000 warrants to Tema. These warrants were issued on the same terms, and be subject to the same rights and obligations, as the public stockholder warrants.

Financial Statements and Supplementary Data

The historical financial statements of Rosehill Operating for the three years ended December 31, 2016 are included in the Proxy Statement beginning on page FIN-22 are incorporated herein by reference.

Item 2.02.	Results of Operations and Financial Condition.

The information set forth under Items 2.01 and 9.01 of this Current Report on Form 8-K concerning financial information of Rosehill Operating, is incorporated in this Item 2.02 by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement—Credit Agreement” is incorporated in this Item 2.03 by reference.

Item 3.02.	Unregistered Shares of Equity Securities.

The information set forth under “Item 2.01. Completion of Acquisition or Disposition of Assets—Recent Sales of Unregistered Securities” is incorporated in this Item 3.02 by reference.

Item 3.03.	Material Modifications to Rights of Security Holders.

On April 27, 2017, the Company filed a Second Amended and Restated Certificate of Incorporation (the “A&R Certificate”) of the Company with the Secretary of State of the State of Delaware. The material terms of the A&R Certificate and the general effect upon the rights of holders of the Company’s capital stock are included in the Proxy Statement under the sections, which are incorporated by reference herein, entitled:

•	“Proposal No. 2—Classification of the Board of Directors” beginning on page 136,

•	“Proposal No. 3—Approval of Amendments to Current Certificate to Adopt Delaware as the Exclusive Forum for Certain Legal Actions” beginning on page 138,

•	“Proposal No. 4—Approval of Amendments to Current Certificate to Enable Stockholders to Call a Special Meeting of Stockholders” beginning on page 141,

•	“Proposal No. 5—Approval of Amendments to Current Certificate to Change the Stockholder Vote Required to Remove Any or All Directors and to Fill Newly Created Vacancies” beginning on page 143,

•	“Proposal No. 6—Approval of Amendments to Current Certificate to Change the Stockholder Vote Required to Amend the Certificate and Bylaws of the Company” beginning on page 146,

•	“Proposal No. 7—Approval of Amendments to Current Certificate to Authorize the Establishment of the Class B Common Stock as a New Class of Capital Stock” beginning on page 149,

•	“Proposal No. 8—Approval of Amendments to Current Certificate to Authorize Additional Shares of Capital Stock” beginning on page 151 and

•	“Proposal No. 9—Approval of Additional Amendments to Current Certificate in Connection with the Business Combination” beginning on page 153.

Item 4.01.	Changes in Registrant’s Certifying Accountant.

On April 27, 2017, the Company completed the Business Combination, which was treated as a “reverse acquisition” for accounting purposes. As a result, the historical financial statements of Rosehill Operating, which were audited by BDO USA, LLP (“BDO”), will become the historical financial statements of the Company.

(a)	Previous independent registered public accounting firm:

On April 27, 2017, the Board of Directors of the Company elected to dismiss Marcum LLP (“Marcum”), which was the Company’s auditor prior to the Business Combination, as the Company’s independent registered public accounting firm effective upon the filing of the Company’s Form 10-Q for the three months ended March 31, 2017.

For the fiscal year ended December 31, 2016, the period from September 21, 2015 (inception) through December 31, 2015, Marcum’s audit report on the Company’s financial statements did not contain an adverse opinion or disclaimer of opinion, nor was it qualified as to audit scope or accounting principles, except that it contained an emphasis paragraph with respect to the uncertainty about the Company’s ability to continue as a going concern. During the fiscal year ended December 31, 2016, the period from September 21, 2015 (inception) through December 31, 2015 and the subsequent period through April 27, 2017, (i) there were no “disagreements” (as described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and Marcum on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to Marcum’s satisfaction, would have caused Marcum to make reference in connection with Marcum’s opinion to the subject matter of the disagreement; and (ii) there were no “reportable events” as the term is described in Item 304(a)(1)(v) of Regulation S-K. We furnished a copy of this disclosure to Marcum and have requested that Marcum furnish us with a letter addressed to the SEC stating whether such firm agrees with the above statements or, if not, stating the respects in which it does not agree. We have received the requested letter from Marcum, and a copy of the letter is filed with this Current Report on Form 8-K as Exhibit 16.1.

(b)	New independent registered public accounting firm:

On April 27, 2017, as part of the deemed change in independent registered public accounting firms described in section (a) above, the Board confirmed, recommended and approved the appointment of BDO as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements as of and for the fiscal year ending December 31, 2017.

BDO previously served as the auditor for Rosehill Operating prior to the Business Combination and provided audit opinions in connection with Rosehill Operating’s financial statements for the fiscal years ended December 31, 2015 and 2016. During the two most recent fiscal years and through April 27, 2017, the Company has not consulted with BDO regarding (1) any matter that was the subject of a disagreement or a reportable event described in Items 304(a)(1)(iv) or (v), respectively, or (2) any matter that was the subject of a disagreement or a reportable event described in Items 304(a)(1)(iv) or (v), respectively, of Regulation S-K.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired

The historical financial statements of Rosehill Operating for the three years ended December 31, 2016 are included in the Proxy Statement beginning on page FIN-22 are incorporated herein by reference.

(b)	Pro Forma Financial Information

The unaudited pro forma condensed consolidated combined financial information of KLRE for the year ended December 31, 2016 is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

(d)	Exhibits

Exhibit No.	Description

3.1*	Second Amended and Restated Certificate of Incorporation of Rosehill Resources Inc.

3.2*	Certificate of Designations of Series A Preferred Stock of Rosehill Resources Inc.

3.3*	Amended and Restated Bylaws of Rosehill Resources Inc.

4.1	Warrant Agreement, dated March 10, 2016, by and between KLRE and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to KLRE’s Current Report on Form 8-K filed with the SEC on March 16, 2016).

10.1*	Tax Receivable Agreement, dated as of April 27, 2017, by and between KLRE and Tema.

10.2*	Form of Indemnification Agreement.

10.3*	First Amended and Restated Limited Liability Company Agreement of Rosehill Operating dated as of April 27, 2017.

10.4*	Rosehill Resources Inc. 2017 Long Term Incentive Plan.

10.5*	Form of Employment Agreement.

10.6*	Crude Oil Gathering Agreement, dated April 27, 2017, by and between Rosehill Operating Company, LLC and Gateway Gathering and Marketing Company.

10.7*	Gas Gathering Agreement, dated April 27, 2017, by and between Rosehill Operating Company, LLC and Gateway Gathering and Marketing Company.

10.8*	Credit Agreement, dated as of April 27, 2017, among Rosehill Operating Company, LLC, PNC Bank, National Association and PNC Capital Markets LLC.

10.9*	Form of Restricted Stock Grant Notice and Agreement for Non-Employee Directors.

14.1*	Financial Code of Ethics

16.1*	Letter from Marcum LLP.[1]

21.1*	Subsidiaries of the Registrant.

99.1*	Unaudited pro forma condensed consolidated financial information of KLRE as of and for the three year ended December 31, 2016.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROSEHILL RESOURCES INC.

Date: May 3, 2017	By:	/s/ J. A. Townsend
	Name:	J. A. Townsend
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1*	Second Amended and Restated Certificate of Incorporation of Rosehill Resources Inc.

3.2*	Certificate of Designations of Series A Preferred Stock of Rosehill Resources Inc.

3.3*	Amended and Restated Bylaws of Rosehill Resources Inc.

4.1	Warrant Agreement, dated March 10, 2016, by and between KLRE and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to KLRE’s Current Report on Form 8-K filed with the SEC on March 16, 2016).

10.1*	Tax Receivable Agreement, dated as of April 27, 2017, by and between KLRE and Tema.

10.2*	Form of Indemnification Agreement.

10.3*	First Amended and Restated Limited Liability Company Agreement of Rosehill Operating dated as of April 27, 2017.

10.4*	Rosehill Resources Inc. 2017 Long Term Incentive Plan.

10.5*	Form of Employment Agreement.

10.6*	Crude Oil Gathering Agreement, dated April 27, 2017, by and between Rosehill Operating Company, LLC and Gateway Gathering and Marketing Company.

10.7*	Gas Gathering Agreement, dated April 27, 2017, by and between Rosehill Operating Company, LLC and Gateway Gathering and Marketing Company.

10.8*	Credit Agreement, dated as of April 27, 2017, among Rosehill Operating Company, LLC, PNC Bank, National Association and PNC Capital Markets LLC.

10.9*	Form of Restricted Stock Grant Notice and Agreement for Non-Employee Directors.

14.1*	Financial Code of Ethics.

16.1*	Letter from Marcum LLP.

21.1*	Subsidiaries of the Registrant.

99.1*	Unaudited pro forma condensed consolidated financial information of KLRE as of and for the three year ended December 31, 2016.

*	Filed herewith.